EXHIBIT C

                        ESCROW AGREEMENT


           THIS ESCROW AGREEMENT is made on this _____ day of _________________, 19__, by and among COLVIN GREGG RYAN ("Ryan"),
HENDERSON'S  WHARF BALTIMORE L.P., a Delaware limited partnership
("HWBLP"), and DOUGLAS G. WORRALL (the "Escrow Agent").

                           Background

                      Pursuant   to  an  Agreement   of
          Purchase  and  Sale dated June 1,  1994  (the
          "Agreement"), Ryan agreed to sell, and  HWBLP
          agreed  to buy, Condominium Unit No.  510  in
          THE  RESIDENCES AND INN AT HENDERSON'S WHARF,
          A     CONDOMINIUM,    together    with    all
          appurtenances   and   advantages    thereunto
          pertaining, and Parking Unit No. 68 and an undivided percentage interest in the common elements, common expenses and common profits in the condominium regime (collectively, the "Property").

                     In  accordance with the Agreement,
          HWBLP is obligated to pay to Ryan an amount equal to the difference between the appraised value of the Property as of June 1, 1999 and the purchase price paid for the Property on February 27, 1996 (the "Difference").

                     The  Agreement provides  that  the
          payment of the Difference shall be secured by
          collateral in the form of a letter of credit,
          bond  or  cash in the amount of $25,000  (the
          "Collateral").     The   Agreement    further
          provides that the Collateral is to be held by the Escrow Agent.


                           Agreements

           NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

           1. Deposit of Collateral. Simultaneously with the execution of this Escrow Agreement, HWBLP shall deposit with the Escrow Agent cash in the amount of Twenty Five Thousand Dollars ($25,000), which Collateral shall be held in escrow in accordance with the terms of this Escrow Agreement in an interest-bearing account with a federally-insured financial institution doing business and having an office in the State of Maryland.

           2. Release of Collateral. Within three (3) business days after the issuance by the appraiser of the value of the Property as of June 1, 1999, in accordance with section 2(a) of the Agreement, the parties shall so notify the Escrow Agent who, within five (5) business days after receipt of such notice, shall deliver by hand or overnight receipted delivery a check in the amount of the Difference (if greater than zero) to Ryan and a check in the amount of the balance of the Collateral to HWBLP. In the event that the Escrow Agent does not receive the Instructions on or before December 27, 1999, or in the event there is at any time a dispute between HWBLP and Ryan concerning the disposition of the Collateral, the Escrow Agent shall file an interpleader action in the Circuit Court for Baltimore City, Maryland, and interplead HWBLP and Ryan, in which event the Escrow Agent shall be relieved of any further obligations under this Escrow Agreement.

          3. Compensation and Expenses. The Escrow Agent shall receive no compensation for his services performed under this Escrow Agreement. The Escrow Agent shall not be reimbursed for attorneys' fees or costs incurred as a result of any dispute between HWBLP and Ryan or as a result of any interpleader; provided, however, the Escrow Agent shall be reimbursed for filing fees as a result of any such interpleader, in which event such filing fees shall be reimbursed one-half by HWBLP and one-half by Ryan.

           4. Notices. All notices hereunder shall be in writing and shall be (i) delivered via commercial messenger delivery service with same day or overnight receipted delivery, or (ii) mailed, registered or certified U.S. mail, return receipt requested, first class postage prepaid, and shall be addressed as follows:

     If  to  HWBLP:             Henderson's Wharf Baltimore L.P.
                                   c/o Claremont Management
                                     Corporation
                                   Batterymarch Park II
                                   Quincy, Massachusetts  02169
                                   Attn:  Mr. Terrence Sullivan
                                   Telecopy No. (617) 472-3670

      With a copy to:              Richard Rubin, Esq.
                                   Neuberger, Quinn, Gielen,
                                   Rubin & Gibber, P.A.
                                   Commerce Place
                                   One South Street
                                   27th Floor
                                   Baltimore, Maryland 21202
                                   Telecopy No. (410) 332-8594

      If to Ryan:                  Mr. Colvin Gregg Ryan
                                   Unit 510
                                   1000 Fell Street
                                   Baltimore, Maryland  21231
                                   Telecopy No. (410) 752-0715

      If to the Escrow Agent:      Douglas G. Worrall, Esq.
                                   Smith, Somerville & Case
                                   100 Light Street
                                   Baltimore, Maryland  21202
                                   Telecopy No. (410) 385-8060

Notices that are delivered by commercial messenger shall be deemed effective upon delivery to the commercial messenger. Notices that are sent by registered or certified mail shall be deemed delivered and effective the day the same is deposited in the U.S. mails. Each party may change its address or telecopy number by giving written notice as provided above. All notices shall also be sent via telecopy to the number set forth above on the same day as such notice is deposited with the messenger or in the U.S. mails.

           5. Binding Effect. This Escrow Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, personal representatives, successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed under seal on the date first above written.

WITNESS:                      HENDERSON'S WHARF BALTIMORE L.P.

                              By:  Henderson's Wharf Development
                                   Corporation, General Partner



___________________________________By:______________________(SEAL)
                                      Name:_________________
                                      Title:________________


WITNESS:



___________________________________By:____________________(SEAL)
                                      COLVIN GREGG RYAN


WITNESS:



___________________________________By:_____________________(SEAL)
                                      DOUGLAS G. WORRALL,
                                      as Escrow Agent